                                                 -------------------------------
                                                      OMB APPROVAL
           UNITED STATES                         OMB NUMBER     3235-0145
 SECURITIES AND EXCHANGE COMMISSION              EXPIRES:  OCTOBER 31, 1994
       WASHINGTON, D.C. 20549                    ESTIMATED AVERAGE BURDEN
                                                 HOURS PER RESPONSE . . . 14.90
                                                 -------------------------------
                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)*

                              Ohio Power Company
 -----------------------------------------------------------------------------
                               (Name of Issuer)

                      8.04% Cumulative Preferred Stock
 -----------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   677415507
                   -----------------------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement[_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               PAGE 1 OF 9 PAGES
SEC.1745

-----------------------                                  ---------------------
  CUSIP NO. 677415507                  13G                PAGE 2 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Mutual Life Insurance Company
      I.R.S. No. 04-1414660
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [_]
      N/A                                                      (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Commonwealth of Massachusetts

------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

 NUMBER OF            -0-

  SHARES       -----------------------------------------------------------
                 6    SHARED VOTING POWER
 BENEFICIALLY
                      -0-
  OWNED BY
               -----------------------------------------------------------
    EACH         7    SOLE DISPOSITIVE POWER

  REPORTING           -0-

   PERSON      -----------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
    WITH
                      -0-

------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-

------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        N/A

------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        See line 9, above

------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

         IC, BD, IA, HC

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               PAGE 2 OF 9 PAGES

-----------------------                                  ---------------------
  CUSIP NO. 677415507                  13G                PAGE 3 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Subsidiaries, Inc.
      I.R.S. No. 04-2687223
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [_]
      N/A                                                      (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

 NUMBER OF            -0-

  SHARES       -----------------------------------------------------------
                 6    SHARED VOTING POWER
 BENEFICIALLY
                      -0-
  OWNED BY
               -----------------------------------------------------------
    EACH         7    SOLE DISPOSITIVE POWER

  REPORTING           -0-

   PERSON      -----------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
    WITH
                      -0-

------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-

------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        N/A

------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        See line 9, above

------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

         HC

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               PAGE 3 OF 9 PAGES

-----------------------                                  ---------------------
  CUSIP NO. 677415507                  13G                PAGE 4 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Berkeley Financial Group
      I.R.S. No. 04-3145626
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [_]
      N/A                                                      (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Commonwealth of Massachusetts

------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

 NUMBER OF            -0-

  SHARES       -----------------------------------------------------------
                 6    SHARED VOTING POWER
 BENEFICIALLY
                      -0-
  OWNED BY
               -----------------------------------------------------------
    EACH         7    SOLE DISPOSITIVE POWER

  REPORTING           -0-

   PERSON      -----------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
    WITH
                      -0-

------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-

------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        N/A

------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        See line 9, above

------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

         HC

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               PAGE 4 OF 9 PAGES

-----------------------                                  ---------------------
  CUSIP NO. 677415507                  13G                PAGE 5 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Advisers, Inc.
      I.R.S. No. 04-2441573
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [_]
      N/A                                                      (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

------------------------------------------------------------------------------
                 5    SOLE VOTING POWER

 NUMBER OF            -0-

  SHARES       -----------------------------------------------------------
                 6    SHARED VOTING POWER

BBENEFICIALLY
                      -0-
  OWNED BY
               -----------------------------------------------------------
    EACH         7    SOLE DISPOSITIVE POWER

  REPORTING           -0-

   PERSON      -----------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
    WITH
                      -0-

------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-

------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        N/A

------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

         IA

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               PAGE 5 OF 9 PAGES

          The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

       ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


  Item 1(a)   Name of Issuer:
              --------------
              Ohio Power Company

  Item 1(b)   Address of Issuer's Principal Executive Offices:
              -----------------------------------------------
              c/o  American Electric Power Service Corporation
                    1 Riverside Plaza
                    Columbus, OH  43215

  Item 2(a)   Name of Person Filing:
              ---------------------
              This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA").

  Item 2(b)   Address of the Principal Offices:
              --------------------------------
              The principal business offices of JHMLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, MA 02199.

  Item 2(c)   Citizenship:
              -----------
              JHMLICO and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI and JHA were organized and exist under the laws of the State of Delaware.


  Item 2(d)   Title of Class of Securities:
              ----------------------------
              8.04% Cumulative Preferred Stock.

  Item 2(e)   CUSIP Number:
              ------------
              677415507

  Item 3      If the Statement is being filed pursuant to Rule 13d-1(b),
              ----------------------------------------------------------
              or 13d-2(b), check whether the person filing is a:
              -------------------------------------------------

              JHMLICO: (a) (X)  Broker or Dealer registered under (S)15 of the
                                Act.

                       (c) (X) Insurance Company as defined in (S)3(a)(19) of
                               the Act.

                       (e) (X) Investment Adviser registered under (S)203 of the
                               Investment Advisers Act of 1940.

                       (g) (X) Parent Holding Company, in accordance with
                               (S)240.13d-1(b)(ii)(G).


                             PAGE  6  OF  9 PAGES

                       JHSI: (g) (X) Parent Holding Company, in accordance with
                                     (S)240.13d-1(b)(ii)(G).

                       TBFG: (g) (X) Parent Holding Company, in accordance with
                                     (S)240.13d-1(b)(ii)(G).

                        JHA: (e) (X) Investment Adviser registered under (S)203
                                     of the Investment Advisers Act of 1940.

Item 4   Ownership:
         ----------

         (a)  Amount Beneficially Owned:  -0-
              -------------------------

         (b)  Percent of Class:  -0-
              ----------------

         (c)  (i)    Sole power to vote or to direct the vote:  -0-

              (ii)   shared power to vote or to direct the vote:  -0-

              (iii)  sole power to dispose or to direct the disposition of:  -0-

              (iv) shared power to dispose or to direct the disposition of: -0-

Item 5   Ownership of Five Percent or Less of a Class:
         --------------------------------------------
         With this filing, the Reporting Persons state that they have ownership of five percent or less of a class.

Item 6   Ownership of More than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------
         Not Applicable.

Item 7   Identification and Classification of the Subsidiary which Acquired the
         ----------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company:
         ------------------------------------------------------
         Not Applicable.

Item 8   Identification and Classification of Members of the Group:
         ---------------------------------------------------------
         Not Applicable.

Item 9   Notice of Dissolution of a Group:
         --------------------------------
         Not Applicable.

Item 10  Certification:
         -------------
         By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                             PAGE  7  OF  9  PAGES

                                   SIGNATURE

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                     JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                     By: /s/ John T. Farady
                                        ---------------------------------------
                                     Name: John T. Farady
                                          -------------------------------------
Dated: November 7, 1995              Title: Sr. Vice President & Treasurer
      -----------------                    ------------------------------------


                                     JOHN HANCOCK SUBSIDIARIES, INC.

                                     By: /s/ John T. Farady
                                        ---------------------------------------
                                     Name: John T. Farady
                                          -------------------------------------
Dated: November 7, 1995              Title: Sr. Vice President & Treasurer
      -----------------                    ------------------------------------


                                     THE BERKELEY FINANCIAL GROUP

                                     By: /s/ Susan S. Newton
                                        ---------------------------------------
                                     Name:   Susan S. Newton
                                          -------------------------------------
Dated: November 7, 1995              Title: Vice President & Assistant Secretary
      -----------------                    -------------------------------------



                                     JOHN HANCOCK ADVISERS, INC.

                                     By: /s/ Susan S. Newton
                                        ---------------------------------------
                                     Name:  Susan S. Newton
                                          -------------------------------------
Dated: November 7, 1995              Title: Vice President & Assistant Secretary
      -----------------                    ------------------------------------

                               PAGE 8 OF 9 PAGES

                                                              EXHIBIT A

                             JOINT FILING AGREEMENT
                             ----------------------


          John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group and John Hancock Advisers, Inc. agree that the terminating Schedule 13G Amendment No. 1, to which this Agreement is attached, relating to the 8.04% Cumulative Preferred Stock of Ohio Power Company, is filed on behalf of each of them.


                                     JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                     By: /s/ John T. Farady
                                        ---------------------------------------
                                     Name: John T. Farady
                                          -------------------------------------
Dated: November 7, 1995              Title: Sr. Vice President & Treasurer
      -----------------                    ------------------------------------


                                     JOHN HANCOCK SUBSIDIARIES, INC.

                                     By: /s/ John T. Farady
                                        ---------------------------------------
                                     Name: John T. Farady
                                          -------------------------------------
Dated: November 7, 1995              Title: Sr. Vice President & Treasurer
      -----------------                    ------------------------------------


                                     THE BERKELEY FINANCIAL GROUP

                                     By: /s/ Susan S. Newton
                                        ---------------------------------------
                                     Name:   Susan S. Newton
                                          -------------------------------------
Dated: November 7, 1995              Title: Vice President & Assistant Secretary
      -----------------                    -------------------------------------



                                     JOHN HANCOCK ADVISERS, INC.

                                     By: /s/ Susan S. Newton
                                        ---------------------------------------
                                     Name:  Susan S. Newton
                                          -------------------------------------
Dated: November 7, 1995              Title: Vice President & Assistant Secretary
      -----------------                    ------------------------------------

                             PAGE  9  OF  9  PAGES